Exhibit 4.1

EXECUTION COPY

AMENDMENT NO. 1

TO

CREDIT AGREEMENT

This AMENDMENT NO. 1 to CREDIT AGREEMENT (this “Amendment”), dated as of August 31, 2007, is entered into by and among AAR Corp. (the “Company”), the financial institutions party hereto (the “Lenders”), and LaSalle Bank National Association, as Administrative Agent (the “Administrative Agent”).  Each capitalized term used herein and not otherwise defined herein shall have the meaning given to it in the below-defined Credit Agreement.

WITNESSETH

WHEREAS, the Company, certain Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of August 31, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the Company wishes to amend the Credit Agreement in certain respects and the Lenders and the Administrative Agent are willing to amend the Credit Agreement on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Administrative Agent and the Lenders hereby agree as follows:

SECTION 1.           Amendment to Credit Agreement.  Effective as of the date first above written, and subject to the satisfaction of the conditions to effectiveness set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

(a)           The Table of Contents of the Credit Agreement is hereby amended to (i) delete “Exhibit A” appearing therein and substitute “Exhibit A-1” therefor and (ii) insert the phrase “Exhibit A-2  Form of Amended and Restated Note” below the phrase “Exhibit A-1  Form of Note” appearing therein.

(b)           The definition of “Agent Fee Letter” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Agent Fee Letter means the Fee Letter dated as of June 8, 2006 between the Company and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time).”

(c)           The table set forth in the definition of “Applicable Margin” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Level	Adjusted Total Debt to EBITDA Ratio	LIBOR Margin	Base Rate Margin	Non-Use Fee Rate	L/C Fee Rate
I	Greater than or equal to 3.50 to 1.00	2.25%	0.25%	0.40%	2.25%
II	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	1.75%	0.25%	0.35%	1.75%
III	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	1.50%	0%	0.30%	1.50%
IV	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	1.25%	0%	0.25%	1.25%
V	Less than 2.00 to 1.00	1.00%	0%	0.25%	1.00%”

(d)           The definition of “Applicable Margin” set forth in Section 1.1 of the Credit Agreement is hereby amended (i)  to insert the word “and” immediately before clause (b) appearing therein and (ii) to delete the following phrase appearing therein:

“; and (c)  the initial Applicable Margin on the Closing Date shall be based on Level II until the date on which the financial statements and Compliance Certificate are required to be delivered for the Fiscal Quarter ending February 28, 2007”

(e)           Section 1.1 of the Credit Agreement is hereby amended to insert the following definitions in the appropriate alphabetical order:

“Brown International Acquisition means the acquisition of the Capital Securities of Brown International Corporation pursuant to and as contemplated by the Brown International Acquisition Documents, including the acquisition of Capital Securities from third parties as contemplated thereby.”

“Brown International Acquisition Documents means the Stock Purchase Agreement dated April 12, 2007 by and among AAR Manufacturing Inc., the Company, Brown International Corporation, and the shareholders and optionholders of Brown International Corporation and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.”

“First Amendment Effective Date means August 31, 2007.”

“Reebaire Aircraft Acquisition means the acquisition of certain assets of Reebaire Aircraft, Inc. and Reebaire Services, Inc. pursuant to and as contemplated by the Reebaire Aircraft Acquisition Documents.”

“Reebaire Aircraft Acquisition Documents means the Asset Purchase Agreement dated January 12, 2007 by and among the AAR Services, Inc., Reebaire Aircraft, Inc., Reebaire Services, Inc., George J. Reeb and Mary H. Reeb and all schedules, exhibits, annexes and amendments thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.”

(f)            The second sentence of the definition of “Commitment” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“As of the First Amendment Effective Date, the amount of each Lender’s commitment to make Loans is set forth on Annex A.”

(g)           The definition of “Note” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Note means a promissory note substantially in the form of Exhibit A-1 or Exhibit A-2, as applicable.”

(h)           The definition of “Unfunded Liability” set forth Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, based on the actuarial assumptions currently being used for funding each Pension Plan on an on-going basis.”

(i)            The definition of “Revolving Commitment” set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Revolving Commitment means $250,000,000, as reduced from time to time pursuant to Section 6.1, or as may be increased pursuant to Section 2.6.”

(j)            The definition of “Tangible Net Worth” set forth in Section 1.1 of the Credit Agreement is hereby amended to delete the reference therein to “20%” and substituting “30%” therefor.

(k)           The definition of “Termination Date” set forth in Section 1.1 of the Credit Agreement is hereby amended to delete the reference therein to “August 31, 2010” and substituting “August 31, 2011” therefor.

(l)            Section 2.6 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“2.6         Increase of Revolving Commitment.  The Company may request that the Revolving Commitment be increased by an aggregate amount of up to $75,000,000, three times after the First Amendment Effective Date during the term of this Agreement.  No such request shall be made or honored during the continuance of an Event of Default or an Unmatured Event of Default.  No such request or corresponding increase shall result in the Revolving Commitment exceeding $325,000,000 minus the aggregate amount of all reductions in the Revolving Commitment made prior to the requested date of such increase.  The Company shall deliver such a request, if at all, in writing to the Administrative Agent and the Lenders no more than thirty (30) days and no fewer than ten (10) days before the date on which the Company wishes such increase to take effect.  The Administrative Agent shall use reasonable efforts to seek out financial institutions to provide the additional amount of the requested increase and all such financial institutions must be in form and substance acceptable to the Company and the Administrative Agent.  If existing Lenders and, if applicable, new financial institutions, are willing to provide additional Commitments in the amount of up to $75,000,000, then such increase shall be given effect as of the date designated by the Administrative Agent upon the Administrative Agent’s receipt from the Company, the Lenders and such new financial institutions of those agreements, documents and instruments reasonably required by the Administrative Agent (with each such agreement, document and instrument being in form and substance acceptable to the Administrative Agent) to consummate such increase, including, without limitation, amendments, joinder documents, affirmations, legal opinion letters, and promissory notes.  No such increase shall be given effect if an Event of Default or Unmatured Event of Default is outstanding on the proposed effective date for such increase.  No Lender shall have any duty or obligation to agree to increase its Commitment hereunder upon the Company’s request for such an increase.”

(m)          Section 9.9(a) of the Credit Agreement is hereby amended by deleting the first sentence thereof.

(n)           Section 11.6(c) of the Credit Agreement is hereby amended to insert the following after the phrase “made by the Company and its Restricted Subsidiaries during the preceding twelve months”:

“(excluding the aggregate consideration paid by the Company pursuant to the Brown International Acquisition Documents and the Reebaire Aircraft Acquisition Documents)”

(o)           Section 11.13.3 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“11.13.3  Adjusted Total Debt to EBITDA Ratio.  Not permit the Adjusted Total Debt to EBITDA Ratio as of the last day of any Computation Period to exceed the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Adjusted Total Debt to EBITDA Ratio
First Amendment Effective Date, November 30, 2007, February 29, 2008 and May 31, 2008	3.85 to 1.00

August 31, 2008, November 30, 2008, February 28, 2009, May 31, 2009, August 31, 2009, November 31, 2009	3.50 to 1.00

February 28, 2010 and thereafter	3.25 to 1.00”

(p)           Section 13.1.6 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“13.1.6  Pension Plans.  (i) Any Pension Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Pension Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Pension Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Pension Plan may become a subject of any such proceedings, (iii) the Unfunded Liability for all Pension Plans, determined on the last day of the applicable plan years shall equal or exceed an amount equal to 10% of Net Worth, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in this Section 13.1.6, the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.”

(q)           From and after the First Amendment Effective Date, Charter One Bank N.A. shall be deemed automatically to have become a party to the Credit Agreement as a “Lender” and shall have all the rights and obligations of a “Lender” under the Credit Agreement as if it were an original signatory thereto.

(r)            Annex A of the Credit Agreement is hereby amended and restated in its entirety in the form of Exhibit A hereto.

(s)           The form of Exhibit B hereto is hereby inserted as Exhibit A-2 of the Credit Agreement (after giving effect to Section 1(a) of this Amendment).

(t)            Exhibit C of the Credit Agreement is hereby amended and restated in its entirety in the form of Exhibit C hereto.

SECTION 2.           Condition of Effectiveness.  This Amendment shall become effective and be deemed effective as of the date hereof, subject to the satisfaction of the conditions precedent that the Administrative Agent shall have received each of the following:

(a)           counterparts of this Amendment, executed by each of the parties hereto;

(b)           such other documents as the Administrative Agent may reasonably request, including such documents, instruments and other agreements, all in form and substance reasonably satisfactory to the Administrative Agent and as more fully described on Exhibit D hereto.

SECTION 3.           Representations and Warranties of the Company. The Company hereby represents and warrants as follows:

(a)           The Credit Agreement, as amended by this Amendment constitutes the legal, valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

(b)           Upon the effectiveness of this Amendment, the Company hereby (i) represents that no Event of Default or Unmatured Event of Default exists under the terms of the Credit Agreement, (ii) reaffirms all covenants, representations and warranties made in the Credit Agreement, and (iii) agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power, or remedy of the Lenders or the Administrative Agent under the Credit Agreement or any related document, instrument or agreement.  The Administrative Agent and the Lenders expressly reserve all of their rights and remedies, including the right to institute enforcement actions in consequence of any existing Events of Default or Unmatured Events of Default not waived hereunder or otherwise at any time without further notice, under the Credit Agreement, all other documents, instruments and agreements executed in connection therewith, and applicable law.

SECTION 4.           Effect on the Credit Agreement.

(a)           Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended and modified hereby.

(b)           Except as specifically amended and modified above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect, and are hereby ratified and confirmed.

(c)           The execution, delivery and effectiveness of this Amendment shall neither, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders or the Administrative Agent, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

SECTION 5.           Costs and Expenses.  The Company agrees to pay on demand all reasonable costs, fees and out-of-pocket expenses (including attorneys’ fees, costs and expenses charged to the Administrative Agent) incurred by the Administrative Agent and the Lenders in connection with the preparation, arrangement, execution and enforcement of this Amendment.

SECTION 6.           Amendment Fee.  The Company hereby agrees to pay, on the date hereof, to the Administrative Agent for the account of each Lender, an amendment fee in an amount equal to the sum of (a) the product of (i) 0.05% and (ii) such Lender’s Commitment as of the date hereof prior to giving effect to this Amendment (which shall be fully earned and non-refundable as of the date paid) and (b) the product of (i) 0.20% and (ii) the difference between (x) such Lender’s Commitment as of the date hereof after giving effect to this Amendment and (y) such Lender’s Commitment as of the date hereof prior to giving effect to this Amendment (which shall be fully earned and non-refundable as of the date paid).

SECTION 7.           Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Illinois without regard to conflicts of law provisions of the State of Illinois.

SECTION 8.           Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

SECTION 9.           Counterparts.  This Amendment may be executed by one or more of the parties to the Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A facsimile copy of a signature hereto shall have the same effect as the original thereof.

SECTION 10.         No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Amendment.  In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Amendment.

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IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

AAR CORP.

By:	/s/ Richard J. Poulton
Name: Richard J. Poulton
Title: Chief Financial Officer & Treasurer

Signature Page to Amendment No. 1 to

Credit Agreement

LASALLE BANK NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender and as a Lender.

By:	/s/ Scott M. Carbon
Name: Scott M. Carbon
Title: First Vice President

Signature Page to Amendment No. 1 to

Credit Agreement

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Andrew T. Cavallari
Name: Andrew T. Cavallari
Title: Vice President

Signature Page to Amendment No. 1 to

Credit Agreement

NATIONAL CITY BANK, as a Lender

By:	/s/ Stephanie Kline
Name: Stephanie Kline
Title: Vice President

Signature Page to Amendment No. 1 to

Credit Agreement

MERRILL LYNCH CAPITAL CORPORATION, as a Lender

By:	/s/ Don Burkitt
Name: Don Burkitt
Title: Vice President

Signature Page to Amendment No. 1 to

Credit Agreement

ASSOCIATED BANK, N.A., as a Lender

By:	/s/ Daniel Holzhauer
Name: Daniel Holzhauer
Title: Vice President

Signature Page to Amendment No. 1 to

Credit Agreement

U.S. BANK, NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By:	/s/ Barry Litwin
Name: Barry Litwin
Title: Senior Vice President

Signature Page to Amendment No. 1 to

Credit Agreement

CHARTER ONE BANK N.A., as a Lender

By:	/s/ Kathleen D. Schurr
Name: Kathleen D. Schurr
Title: Vice President

Signature Page to Amendment No. 1 to

Credit Agreement

Exhibit A

ANNEX A

LENDERS AND PRO RATA SHARES

Lender	Revolving Commitment Amount	Pro Rata Share
LaSalle Bank, National Association	$55,000,000	22.000000000%

Wells Fargo Bank, N.A.	$40,000,000	16.000000000%

National City Bank	$30,000,000	12.000000000%

Merrill Lynch Capital Corporation	$20,000,000	8.000000000%

Associated Bank, N.A.	$25,000,000	10.000000000%

U.S. Bank, National Association	$40,000,000	16.000000000%

Charter One Bank N.A.	$40,000,000	16.000000000%

TOTALS	$250,000,000	100%

*              Includes Swing Line Commitment Amount of $10,000,000.

Exhibit B

EXHIBIT A-2

FORM OF AMENDED AND RESTATED NOTE

Exhibit C

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Attached.

Exhibit D

EXHIBIT B

LIST OF CLOSING DOCUMENTS

Attached.